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                                                                    EXHIBIT 10.5

                                CYBERMEDIA, INC.

                     KEY EMPLOYEES' RIGHT OF FIRST REFUSAL,

                          CO-SALE AND VOTING AGREEMENT


         This Key Employees' Right of First Refusal, Co-Sale and Voting Agreement is made as of September 29, 1995 (the "Agreement") by and among CyberMedia, Inc., a California corporation (the "Company"), each of the individuals and entities listed on Exhibit A to this Agreement (the "Investors"), and Unnikrishnan S. Warrier, Srikanth Chari, and Anne T. Lam (collectively, the "Key Employees" and each individually a "Key Employee").

                                    RECITALS

         A. On September 29, 1995, the Company and certain Investors entered into a Series B Preferred Stock Purchase Agreement, pursuant to which certain Investors agreed to purchase up to 6,442,858 shares of the Company's Series B Preferred Stock.

         B. As a condition to such investment, and in connection with the foregoing agreement, the Key Employees agreed to grant to the Company and the Investors certain rights of first refusal, co-sale participation and voting, all as detailed herein.

         In consideration of the foregoing and the promises and covenants contained herein, the parties agree as follows:


                                    SECTION 1

                               Certain Definitions

         As used in this Agreement the following terms shall have the following respective meanings:

         1.1 "Common Stock" shall mean the Common Stock of the Company.

         1.2 "Conversion Shares" shall mean the shares of Common Stock issued or issuable upon conversion of shares of Preferred Stock.

         1.3 "Preferred Stock" shall mean the Company's Series A Preferred Stock and Series B Preferred Stock.

         1.4 "Common Stock" shall mean the Common Stock of the Company.

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         1.5 "Conversion Shares" shall mean the Common Stock issued or issuable upon conversion of the Preferred Stock.

         1.6 "Shareholder" shall mean each holder of Common Stock, Series A Preferred Stock and Series B Preferred Stock.


                                    SECTION 2

                             Right of First Refusal

         2.1 Company Right. If at any time, and from time to time, a Key Employee (a "Seller") proposes to sell or transfer to a third party (a "Proposed Transferee") any Common Stock of the Company held now or hereafter acquired by such Key Employee (the "Offered Securities"), then the Seller shall first offer to sell the Offered Securities to the Company at the same price and on the same terms and conditions (subject to Section 2.7) in a writing promptly delivered to the Company (the "Company Offer"), which Company Offer shall remain open and irrevocable for a period of fifteen (15) days after delivery and during which period the Seller shall not sell or transfer any Common Stock to a Proposed Transferee (the "Company Offer Period"). The Company Offer shall describe in reasonable detail the proposed sale or transfer including, without limitation, the number of shares of Common Stock to be sold or transferred, the nature of such sale or transfer, the consideration to be paid, the material terms and conditions upon which the proposed sale or transfer is to be made and the identity of the proposed purchaser or transferee. In the Company Offer, the Seller shall certify that he believes in good faith that a binding agreement for sale or transfer is obtainable on the terms set forth and include a copy of any written proposal or letter of intent or other agreement relating to the proposed sale or transfer.

         2.2 Notice of Company Acceptance. Notice of the Company's election to accept, in whole or in part, a Company Offer shall be made by a writing signed by an officer of the Company specifying the portion of the Offered Securities that the Company elects to purchase, delivered to the Seller prior to the expiration of the Company Offer Period (the "Company Acceptance Notice").

         2.3 Investor Right. If the Company does not elect to purchase all of the Offered Securities, the Company shall give notice to the Investors in a writing substantially similar to the Company Offer, and the Seller shall offer to sell to each Investor before any sale or transfer would be made to a Proposed Transferee (i) that portion of the Offered Securities not elected to be purchased by the Company pursuant to Section 2.2 as the aggregate number of shares of Common Stock and Conversion Shares held by or issuable to such Investor bears to the total number of shares of Common Stock and Conversion Shares held by or issuable to all the Investors (the "Basic Amount") and (ii) such additional portion of the remaining Offered Securities as any Investor indicates it will purchase should any of the Investors subscribe for less than their Basic Amounts (the "Undersubscription Amount") and to which such Investor is entitled under Section 2.4 below, at the same price and on the same terms and conditions (subject to Section 2.7) as those set forth in the Company Offer (the "Investor Offer"), which Investor Offer shall remain open and irrevocable for a period of twenty (20) days and during which period the Seller shall not sell any Shares of Common Stock to a Proposed Transferee (the "Investor Offer Period").

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         2.4 Notice of Investor Acceptance. Notice of an Investor's election to accept the Investor Offer, in whole or in part, shall be evidenced by a writing signed by such Investor, setting forth the amount that the Investor elects to purchase (and, if such Investor elects to purchase more than its Basic Amount, the Undersubscription Amount that such Investor elects to purchase, if any), and delivered to the Seller prior to the end of the Investor Offer Period (the "Acceptance Notice"). If the Basic Amounts subscribed for by the Investors are less than the total amount of Securities the Investors are entitled to purchase pursuant to Section 2.3, then each Investor specifying an Undersubscription Amount in its Investor Acceptance shall be entitled to purchase the Undersubscription Amount specified; provided, however, that should the Undersubscription Amounts subscribed for exceed the difference between the total amount of Offered Securities the Investors are entitled to purchase and the Basic Amounts subscribed for (the "Available Undersubscription Amount"), each Investor who has subscribed for any Undersubscription Amount shall be entitled to purchase only that portion of the Available Undersubscription Amount as is determined by multiplying such Available Undersubscription Amount by a fraction, the numerator of which is the aggregate number of shares of Common Stock and Conversion Shares held by or issuable to such Investor and the denominator of which is the aggregate number of shares of Common Stock and Conversion Shares held by or issuable to the Investors who have subscribed for an Undersubscription Amount; provided further, however, that if, as a result of the allocation of the Available Undersubscription Amount described above, any Investor shall be allocated a number of shares greater than the number of shares it has indicated it is willing to purchase, it shall not be required to purchase such shares; rather such additional shares shall be reallocated in accordance with the above formula among the other Investors who have subscribed for an Undersubscription Amount. All amounts determined by the formula set forth in this Section 2.4 shall be subject to rounding by the Board of Directors to the extent it reasonably deems necessary.

         2.5 Permitted Sales of Refused Securities. In the event that the amount of the Offered Securities the Company and the Investors elect to purchase does not equal the total amount of the Offered Securities, Seller shall have ninety
(90) days from the expiration of the Investor Offer Period to sell or transfer, subject to Section 3 below, all or any part of the Offered Securities for which a Company Acceptance Notice or an Investor Acceptance Notice has not been given (the "Refused Securities") to the Proposed Transferee at the same price and on the same terms as those set forth in the Company Offer.

         2.6 Closing. Upon the closing of the sale or transfer to the Proposed Transferee (the "Closing") of all or less than all the Refused Securities (and any shares to be sold pursuant to Section 3 below), the Company and/or the Investors shall purchase the amount of Offered Securities specified in each respective Acceptance Notice upon the terms and conditions specified in the Company Offer and, if applicable, the Investor Offer (subject to Section 2.7). The consummation of such purchase shall be subject to the preparation, execution and delivery of a purchase agreement reasonably satisfactory to the Company and/or the Investors, as the case may be, and their respective counsel. In addition, Seller shall promptly remit to each Investor that portion of the sale proceeds to which each Investor is entitled by reason of its participation in such sale or transfer pursuant to Section 3 below.

         2.7 Non-Cash Consideration. If the consideration for the Offered Securities set forth in the Company Offer and, if applicable, the Investor Offer is other than cash, the Company and/or the Investors shall pay the Fair Market Value of such shares. "Fair Market Value" shall mean (a) fair market value as

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determined by mutual agreement of the Seller and the Company and/or the
Investors, or, in the event that such parties cannot reach mutual agreement as to fair market value, (b) fair market value as determined by an investment banking firm of national reputation reasonably acceptable to each of the Seller and the Company and/or the Investors (expenses of such valuation to be shared equally between the parties).

         2.8 Further Sale. Any Offered Securities not purchased by the Company, Investors or the Proposed Transferee in accordance with this Section 2 may not be sold or otherwise disposed of until they are again offered to the Company and the Investors in accordance with this Section 2.


                                    SECTION 3

                            Investor Right of Co-Sale

         3.1 Right to Participate. Subject to Sections 2.1 and 4, each Investor shall have the right to participate in any sale or transfer to a Proposed Transferee upon the same terms and conditions as set forth in the Investor Offer, subject to the terms and conditions set forth in this Section 3; provided that (i) the Seller proposes to sell more than 5% of the total shares of Common Stock held by such Seller during any twelve-month period, or (ii) such sale or transfer would result in a Proposed Transferee acquiring more than 5% of the total outstanding capital stock of the Company on a fully diluted and converted basis. An Investor shall exercise its right by delivering to the Seller, prior to the expiration of the Investor Offer Period, (i) written notice of its intention to participate, specifying the amount of shares Investor desires to sell to the Proposed Transferee, and (ii) one or more certificates, duly endorsed for transfer, representing either (a) the number of shares of Common Stock that such Investor elects to sell or (b) that number of shares of Preferred Stock which is at such time convertible into the number of shares of Common Stock that such Investor elects to sell; provided, however, that if the Proposed Transferee objects to the delivery of shares of Preferred Stock in lieu of shares of Common Stock, such Investor shall convert such shares of Preferred Stock into shares of Common Stock and deliver shares of Common Stock as provided in subclause (a). The Company agrees to make any such conversion concurrent with the actual transfer of such shares to the Proposed Transferee.

         3.2 Qualified Participation. Each Investor shall have the right to sell up to that number of shares of Common Stock equal to the product of (i) the amount of Offered Securities multiplied by (ii) a fraction, the numerator of which is the number of shares of Common Stock and Conversion Shares owned by such Investor at the time of such sale or transfer, and the denominator of which is the total number of shares of Common Stock and Conversion Shares owned by the Seller and the Investors as a group, at the time of such sale or transfer. In the event that Proposed Transferee desires to purchase a number of shares of Common Stock different from the amount of the Offered Securities, the amount that the Proposed Transferee desires to purchase shall be substituted for Offered Securities in the above equation for the purpose of determining each Investor's participation rights. In the event of Investor participation, the amount of Refused Securities which Seller is entitled to sell on Seller's own behalf pursuant to Section 2 hereof shall be reduced accordingly, and Seller shall include such Investor shares in the sale at the Closing.

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         3.3 Restrictions Imposed by Transferee. To the extent that any Proposed
Transferee prohibits such assignment or otherwise refuses to purchase shares from an Investor exercising its rights of co-sale hereunder, the Seller shall not sell to the Proposed Transferee any Common Stock unless and until, simultaneously with such sale or transfer, the Seller shall purchase such shares from such Investor on the same terms and conditions specified in the Investor Offer.

         3.4 Non-Cash Consideration. To the extent that the consideration for the Offered Securities set forth in the Investor Offer is other than cash, the Investors shall pay the Fair Market Value of such shares.

         3.5 Continuing Rights. The exercise or non-exercise of the right to participate hereunder with respect to a particular sale or transfer by a Seller shall not adversely affect an Investor's right to participate in subsequent sales by the same or other Sellers pursuant to this Section 3.


                                    SECTION 4

                              Additional Provisions

         4.1 Invalid Transfers. Any sale, assignment or other transfer of Common Stock by Seller contrary to the provisions of Sections 2 and 3 hereof shall be null and void, and the transferee shall not be recognized by the Company as the holder or owner of the Common Stock sold, assigned, or transferred for any purpose (including, without limitation, voting or dividend rights), unless and until the Seller has satisfied the requirements of Sections 2 and 3 with respect to such sale or transfer. Seller shall provide the Company and the Investors with written evidence that such requirements have been met or waived prior to consummating any sale, assignment or other transfer of securities, and no Common Stock shall be transferred on the books of the Company until such written evidence has been received by the Company and the Investors.

         4.2      Prohibited Transfers.

                  (a) Notwithstanding Section 4.1, in the event that a Seller should sell or transfer any Common Stock in contravention of the first refusal and co-sale rights of each Investor under this Agreement (a "Prohibited Transfer"), each Investor, in addition to such other remedies as may be available at law, in equity or hereunder, shall have the put option provided below, and such Seller shall be bound by the applicable provisions of such option.

                  (b) In the event of a Prohibited Transfer, each Investor shall have the right to sell to such Seller the type and number of shares of Common Stock equal to the number of shares each Investor would have been entitled to transfer to the Proposed Transferee had the Prohibited Transfer been effected pursuant to and in compliance with the terms hereof. Such sale or transfer shall be made on the following terms and conditions:

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                       (i) The price per share at which the shares are to be
sold to the Seller shall be equal to the price per share paid by the Proposed Transferee to such Seller in such Prohibited Transfer.

                       (ii) Within ten (10) days after the date on which an Investor received notice of the Prohibited Transfer or otherwise became aware of the Prohibited Transfer, such Investor shall, if exercising the option created hereby, deliver to the Seller the certificate or certificates representing shares to be sold, each certificate to be properly endorsed for transfer.

                       (iii) Such Seller shall, upon receipt of the certificate or certificates for the shares to be sold by an Investor, pursuant to this
Section 4.2(b), pay the aggregate purchase price therefor, in cash or such other consideration as the Seller received in the Prohibited Transfer.

         4.3 Permitted Transfers. Notwithstanding the foregoing, the provisions of Sections 2 and 3 shall not apply to (i) any pledge of Seller's shares of Common Stock made pursuant to a bona fide loan transaction with a financial institution that creates a mere security interest, (ii) any transfer to a member of the Seller's immediate family or to a trust established by the Seller for the benefit of the seller or the Seller's immediate family (including, in each case, transfer by bona fide gifts or inheritance), or (iii) any bona fide gift; provided that in the event of any such permitted transfers, (A) the Seller shall inform the Investors of such pledge, transfer or gift prior to effecting it and
(B) the pledgee, transferee or donee (as the case may be, a "Permitted Transferee") shall furnish the Investors with a written agreement, in form and substance reasonably satisfactory to the Company and the Investors, to be bound by and comply with the terms of this Agreement. Such transferred shares of Common Stock shall remain subject to the terms of this Agreement, and references to a "Seller" hereunder shall be deemed thereafter to apply to and include the permitted transferee of such shares.

         4.4 Termination. The rights of each Investor under this Agreement shall terminate upon (i) that point in time when such Investor no longer owns any Securities, or (ii) the closing of an underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Company to the public in which the aggregate gross proceeds to the Company exceed $10,000,000 and the price per share is not less than $3.50 (as adjusted to reflect stock dividends, stock splits, combination, subdivisions, recapitalizations and the like).

         4.5 Legends.

                  (a) Legend. Each certificate representing shares of the Common Stock of the Company now or hereafter owned by the Key Employee or sold or otherwise transferred to any Permitted Transferee shall be endorsed with the following legend:

         "THE SALE OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A RIGHT OF FIRST REFUSAL, CO-SALE, AND VOTING AGREEMENT BY AND BETWEEN
         THE INVESTOR, THE CORPORATION, AND CERTAIN HOLDERS OF
         PREFERRED STOCK OF THE CORPORATION.  COPIES OF SUCH AGREEMENT

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         MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE
         CORPORATION."

                       (b) Legend Removal. The legend referred to in Section 4.5 shall be removed upon termination of this Agreement in accordance with the provisions of Section 4.4 above.


                                    SECTION 5

                 Right of First Refusal for Company Stock Sales

         5.1 Grant of Right. The Company hereby grants to each Investor the right of first refusal to purchase all or any part of such Investor's Pro Rata Share (as hereinafter defined) of the New Securities (as defined in Section 5.2) which the Company may, from time to time, propose to sell and issue. The Investors may purchase said New Securities on the same terms and at the same price at which the Company proposes to sell the New Securities. The Pro Rata Share of each Investor, for purposes of this right of first refusal, is the ratio of the total number of shares of Common Stock and Conversion Shares held by or issuable to such Investor, to the total number of shares of Common Stock and Conversion Shares outstanding immediately prior to the issuance of the New Securities.

         5.2 New Securities. "New Securities" shall mean any shares of capital stock of the Company, whether now authorized or not, and any rights, options or warrants to purchase said capital stock, and securities of any type whatsoever that are, or may become, convertible into said capital stock; provided, however, that "New Securities" does not include (i) securities offered pursuant to a registration statement filed under the Securities Act, as hereinafter defined;
(ii) securities issued pursuant to the acquisition of another corporation of the Company by a merger, purchase of substantially all of the assets or other reorganization; (iii) all shares of Series A Preferred Stock outstanding; (iv) securities issued pursuant to any convertible securities, options or warrants on the date hereof; (v) the shares of Series B Preferred Stock purchased pursuant to the Series B Stock Purchase Agreement of even date herewith; (vi) up to an aggregate of 3,500,000 shares of Common Stock (or options therefor) hereafter issued or issuable to officers, directors, employees or consultants of the Company pursuant to any employee or consultant stock offering, plan or arrangement approved by the Board of Directors of the Company; and (vii) capital stock, options, warrants or other convertible securities issued in connection with an equipment lease or other similar transaction which is approved by the Board of Directors of the Company.

         5.3 Notice. In the event the Company proposes to undertake an issuance of New Securities, it shall give to the Investors written notice (the "Notice") of its intention, describing the type of New Securities, number of shares, the price, the terms upon which the Company proposes to issue the same, and a statement as to the number of days from receipt of such Notice within which the Investors must respond to such Notice. The Investors shall have thirty (30) days from the date of such Notice to purchase any or all of the New Securities for the price and upon the terms specified in the Notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased and forwarding payment for such New Securities to the Company if immediate payment is required by such terms, or in any event no later than thirty (30) days after the date of receipt of the Notice.

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         5.4 Sale after Notice. In the event the Investors fail to exercise in full the right of first refusal within said thirty (30) day period, the Company shall have ninety (90) days thereafter to sell or enter into an agreement to sell the New Securities respecting which the Investors' rights were not exercised, at a price and upon general terms no more favorable than specified in the Notice. In the event the Company has not sold the New Securities within said ninety (90) day period, the Company shall not thereafter issue or sell any New Securities without first offering such securities to the Investors in the manner provided above.


                                    SECTION 6

                              Election of Directors

         6.1 Agreement to Elect Directors. Each party to this Agreement agrees to take all actions necessary to cause the Board of Directors of the Company to approve and appoint, or, as the case may be, to confirm and ratify the appointment of, the designees described below: (i) so long as the holders of the Series B Preferred Stock hold at least 20% of the outstanding capital stock of the Company, up to two individuals designated thereby, one of which shall be designated by Nazem and Company IV, L.P. and one of which shall be designated by New Enterprise Associates VI, Limited Partnership; (ii) up to three individuals designated by the holders of shares of Common Stock and Series A Preferred Stock of the Company representing a majority of the votes that such shares of Common Stock and Series A Preferred Stock is entitled to cast, one of whom shall be the Chief Executive Officer of the Company; and (iii) up to four outside directors nominated by any one of such aforementioned five directors and approved by the remaining four of such aforementioned directors and designated by the holders of shares of Common Stock, Series A Preferred Stock and Series B Preferred Stock representing a majority of votes that such shares of Common Stock, Series A Preferred Stock and Series B Preferred Stock is entitled to cast.


                                    SECTION 7

                                  Miscellaneous

         7.1 Survival. The representations, warranties, covenants and agreements made herein shall survive the closing of the transactions contemplated hereby.

         7.2 Entire Agreement. This Agreement and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof.

         7.3 Notice. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, or otherwise delivered by hand or by messenger, addressed
(a) if to an Investor, at Investor's address set forth on Exhibit A, or at such other address as Investor shall have furnished to the Company in writing, (b) if to a Key Employee,

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at Key Employee's address set forth on Exhibit B or at such other address as Key
Employee shall have furnished to the Company in writing, and (c) if to the Company, to the address set forth on Exhibit C and addressed to the attention of the Corporate Secretary, or to such other address as the Company shall have furnished to the Investors and the Key Employees. If notice is provided by mail, notice shall be deemed to be given upon proper deposit in the mail (and if outside the United States, sent by airmail).

         7.4 Successors and Assigns. This Agreement and the rights and obligations of the parties hereunder shall inure to the benefit of, and be binding upon, their respective successors, assigns and legal representatives.

         7.5 Amendments or Waivers. Neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by written instrument signed by the party against whom enforcement of any such amendment, waiver, or discharge or termination is sought; provided, however, that the holders of a majority of the Common Stock and the Conversion Shares held by the Investors voting together may waive, discharge, terminate, modify or amend on behalf of all Investors, any provisions hereof.

         7.6 Counterparts. This Agreement may be executed in any number of counterparts, all of which together shall constitute one instrument, and each of which may be executed by less than all of the parties to this Agreement.

         7.7 Severability. In the event that any provision of this Agreement becomes or declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided that no such severability shall be effective if it materially changes the economic benefit of this Agreement to any party.

         7.8 Governing Law. The Agreement shall be governed by and construed in accordance with the laws of the State of California as applied to the agreements made and performed in California by residents of California.

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         The foregoing Key Employees' Right of First Refusal, Co-Sale and Voting
Agreement is hereby executed as of the date first above written.


CYBERMEDIA, INC..


By: __________________________


Title: _______________________



KEY EMPLOYEES


______________________________                    ______________________________
Unnikrishnan S. Warrier                           Anne T. Lam




______________________________
Srikanth Chari